EXHIBIT 23.1

CONSENT OF TREC, Inc.

We hereby consent to the incorporation by reference of any mineral resource estimates or other analysis performed by us in our capacity as an independent consultant to Ur-Energy Inc. (the “Company”), which are set forth in the Company’s Current Report on Form 8-K dated on or about the date hereof, in the Company’s Registration Statements on Form S-3 (File Nos. 333-193316 and 333-198232) and on Form S-8 (File Nos. 333-153098, 333-168589, 333-168590 and 333-181380), any prospectuses or amendments or supplements thereto, and in any amendment to any of the foregoing.

Date: January 21, 2016	TREC, Inc.

/s/ Douglass H. Graves P.E.
	Name:	Douglass H. Graves P.E.
	Title:	Principal